January 7, 2026

Matthews China Dividend Fund,

a series of Matthews International Funds

Four Embarcadero Center, Suite 550

San Francisco, California 94111

Matthews Asia Dividend Fund,

a series of Matthews International Funds

Four Embarcadero Center, Suite 550

San Francisco, California 94111

Re:   Reorganization of Matthews China Dividend Fund into Matthews Asia Dividend Fund

Ladies and Gentlemen:

We have acted as counsel to both Matthews Asia Dividend Fund (the “Acquiring Fund”) and Matthews China Dividend Fund (the “Target Fund”), each a series of an open-end management investment company formed as a Delaware statutory trust, in connection with the reorganization of the Target Fund into the Acquiring Fund, in accordance with an Agreement and Plan of Reorganization, dated as of December 1, 2025 (the “Plan”), by and among the Acquiring Fund and the Target Fund, and the Registration Statement on Form N-14 of the Acquiring Fund (Registration No. 333-290615) (the “Registration Statement”), declared effective on December 11, 2025 by the U.S. Securities and Exchange Commission, relating to the transfer of all of the assets of the Target Fund to the Acquiring Fund in exchange solely for shares of beneficial interest of the Acquiring Fund (the “Acquiring Fund Shares”), the assumption by the Acquiring Fund of all liabilities of the Target Fund, and the distribution of the Acquiring Fund Shares to the shareholders of the Target Fund in redemption of all outstanding Target Fund Shares (as defined in paragraph 2.1 of the Plan) and in complete liquidation of the Target Fund (the “Reorganization”).

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Plan. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

a)   the Plan;

b)   the Registration Statement;

c)   such other instruments and documents related to the formation, organization and operation of the Target Fund and the Acquiring Fund and related to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate; and

d)   certificates of knowledgeable officers of each of the Target Fund and the Acquiring Fund related to certain factual matters relevant to the Reorganization and our opinions.

In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

1.   That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be prior to the effective time of the Reorganization) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and

2.   That all representations, warranties and statements made or agreed to by the Target Fund and the Acquiring Fund, and their respective management, employees, officers, directors and shareholders thereof in the Plan and the Registration Statement (including any exhibits or appendices) are true and accurate at all relevant times; and that all covenants contained in such documents are performed without waiver or breach of any material provision thereof.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, it is our opinion that for federal income tax purposes the Reorganization will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, and the Target Fund and the Acquiring Fund will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

No opinion will be expressed as to the effect of the Reorganization on (i) the taxable year of any Target Fund Shareholder, (ii) the Target Fund or the Acquiring Fund with respect to any asset as to which a mark-to-market system of accounting, the passive foreign investment company rules under Section 1297(a) of the Code, the personal holding company rules under Section 542 of the Code, or Section 1256 of the Code applies, or (iii) any shares held as a result of or attributable to compensation for services by any person.

No opinion will be expressed as to the effect of the Reorganization on the Target Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

This opinion does not address the various state, local or foreign tax consequences that may result from the Reorganization. In addition, no opinion is expressed as to any U.S. federal income tax consequence of the Reorganization except as specifically set forth herein, and this opinion does not address any additional tax consequence that might result to a shareholder due to its particular circumstances, such as shareholders who are dealers in securities or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. This opinion may be relied upon with respect to the consequences specifically discussed herein only by the Acquiring Fund and its shareholders, and the Target Fund and its shareholders, and not by any other person or entity.

No opinion is expressed as to any transaction other than the Reorganization as described in the Plan, or as to any other transaction whatsoever including the Reorganization if all the transactions described in the Plan are not consummated in accordance with the material terms of the Plan and without waiver of any material provision thereof. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion could be adversely affected and should not be relied upon.

This opinion represents our judgment as to the U.S. federal income tax consequences of the Reorganization and is not binding on the Internal Revenue Service or the courts. No rulings have been sought from the Internal Revenue Service or any other governmental agency in connection with the Reorganization. The conclusions described herein are based on the Code, existing judicial decisions, final or temporary administrative regulations and published rulings in effect as of the date that this opinion is dated, all of which may be amended, changed, revised or reinterpreted, possibly with retroactive effect. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Furthermore, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

This opinion has been delivered to you pursuant to paragraph 9.4 of the Plan and may not be distributed or otherwise made available to any other person or entity (other than your accountants, auditors and legal, tax and investment advisors) without our prior written consent. This opinion may be disclosed to shareholders of the Target Fund and the Acquiring Fund, and they may rely on it in connection with the Reorganization, it being understood that we are not establishing any attorney-client relationship with any such shareholder. We consent to filing this opinion as an exhibit to the Registration Statement through a post-effective amendment.

Very truly yours,